Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avnet, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-45267, 333-112062, 333-140903, 333-171291, 333-177787, 333-192289, 333-214887, 333-220133, 333-228875 and 333-262380) on Form S-8 and registration statements (No. 333-208009, 333-227100 and 333-262379) on Form S-3 of our report dated August 12, 2022, with respect to the consolidated financial statements and financial statement schedule II of Avnet, Inc, and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Phoenix, Arizona

August 12, 2022